Exhibit 99.1

KRT 1Q21 Earnings Call Script FINAL	05-26-21

Karat Packaging

1Q21 Earnings Call Script

May 27, 2021

Roger Pondel – Introduction:

Thank you, operator.

Good afternoon, everyone, and welcome to Karat Packaging’s first quarter 2021 earnings call, and the inaugural quarterly call since Karat completed its IPO on April 15.

I’m Roger Pondel with PondelWilkinson, Karat Packaging’s investor relations firm. It is my pleasure momentarily, to introduce the company’s chief executive officer, Alan Yu, and its chief financial officer, Ann Sabahat.

Before I turn the call over to Alan, I want to remind our listeners that today’s call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the company’s control, including those set forth in the Risk Factors section of the company’s IPO registration statement as filed with the Securities and Exchange Commission, copies of which are available on the SEC’s website at www.sec.gov, along with other company filings made with the SEC from time to time. Actual results could differ materially from these forward-looking statements. Karat Packaging undertakes no obligation to update any forward-looking statements, except as required by law.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

Please also note that during this call we will be discussing adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is included in today's press release, which is posted on the company's website.

With that, I’ll turn the call over to Alan Yu.

Alan...

Alan Yu Remarks:

Thank you, Roger. Good afternoon, everyone.

We’re pleased to be here with you today, our first quarterly earnings call as a publicly traded company. We began trading on Nasdaq under the symbol KRT on April 15, when we priced 3.95 million shares at $16 per share. I’m very proud of the Karat Packaging team for their hard work and dedication in completing the IPO process and helping us get to this point. Ann will talk more about the financial aspects of our IPO in a few minutes.

To set the stage, let me first tell you a little about our company. Karat Packaging is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

Our products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and related products. Our eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. One of the company’s distinguishing characteristics is that we also offer customized solutions, including new product development and design, printing, and logistics services.

Our business has been strong and growing. We reported solid first quarter financial results that reflect our ability to deliver customized solutions and quality products to a diverse and expanding customer base.

Net sales for the quarter grew at a robust rate of 18 percent, with particularly strong performance in our distributor and online channels. Our goal is to be the leading single-source provider to a broad set of customers for all of their disposable foodservice products. We aim to do this through a combination of initiatives that includes growing our base business with incremental revenue from existing customers, expanding our customer base, increasing sales through our online channel and over time, pursuing strategic acquisitions.

Our 2021 first quarter results reflect progress in all of these areas, particularly in our online channel, which commands higher margins and grew 82 percent during the period.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

The positive progress we made in the first quarter was partially offset by the negative impact from a severe winter storm in February that closed our Texas plant for ten days, as well as by significant increases in freight costs.

Sales rebounded strongly in March and have continued at a robust pace so far in the second quarter. Much of the increase in demand is being driven by restaurants across the country that are re-opening at the same time, as the pandemic winds down. Demand for environmentally friendly products also is up, as well as demand through our online channel.

Like most companies with international operations, we also experienced a significant increase in freight costs in the quarter. Ocean freight rates have more than doubled over the prior year, and experts believe these costs will continue to run at high levels until early next year.

We took action in the first quarter to pass on these higher costs to our customers through a series of targeted price increases that are continuing into the second quarter. This action gives us increased confidence in our ability to protect our near-term margins.

We also completed the acquisition of Pacific Cup in the first quarter, expanding our manufacturing and distribution footprint in Hawaii. We intend to use the new facility to manufacture paper straws, among other products. With Pacific Cup, we now have six distribution centers and three manufacturing plants, and we are continuing to evaluate other acquisition targets.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

We want to leave adequate time for questions, so I will stop here and turn the call over to Ann to discuss our first quarter results in detail.

Ann...

Ann Sabahat Remarks:

Thank you, Alan.

Our 2021 first quarter results reflect strong top-line growth and gross margin expansion, offset by an increase in operating expenses, principally related to our growth.

Net sales increased 18 percent to $76 million in the first quarter. Sales to distributors, our largest channel, grew 18 percent, and online sales advanced 82 percent in the quarter. As you know, we’ve made significant investments in our online channel, because we view this as part of an acceleration in the shift in consumer preference toward food delivery.

Sales to national chains also grew 18 percent in the first quarter, as we continued to expand business with existing customers. Sales to the retail channel fell 29 percent, primarily reflecting a shift in ordering by retail customers to our online channel. During the pandemic, many retail stores have found it easier to place orders quickly online.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

Gross profit increased 21 percent to $22 million in the 2021 first quarter. Sales through higher-margin channels, particularly online sales, drove a 70 basis-point increase in gross margin, despite higher freight costs, as Alan mentioned.

Operating expenses increased 29 percent to $18 million in the first quarter, principally reflecting higher shipping costs, expansion in our workforce and facility cost increases, as the company continues to grow, as well as higher professional fees. Costs related to our public offering were approximately $400,000 in the 2021 first quarter.

Operating income declined 8 percent in the first quarter, primarily due to the increase in operating expenses, partially offset by higher gross profit. Operating margin declined 140 basis points, primarily due to the pressure from higher freight and shipping costs.

Other income increased approximately $4 million year-over-year in the first quarter, primarily due to a decrease in net interest expense that resulted from changes in the fair value of interest rate swap positions. We recorded a gain of $1.3 million in the 2021 first quarter versus a loss of $2.4 million in the same period last year.

Provision for income tax expense increased to $1 million in the 2021 first quarter, primarily due to a higher effective tax rate of 28 percent in the quarter, compared with 26 percent in the same period last year. We expect our effective tax rate to approximate 27 percent this year.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

Net income amounted to $3 million in the 2021 first quarter, compared with less than $1 million in the same period last year. The increase in net income attributable to noncontrolling interests is primarily due to changes in interest rate swap positions at Global Wells, our variable interest entity used to manage certain facilities.

Because interest rate swap positions are primarily held by Global Wells, their associated gains and losses are reported as net income or loss attributable to noncontrolling interests in our income statement.

Net income attributable to Karat Packaging Inc. was $1.8 million, or $0.12 per diluted share, in the first quarter, compared with $2.5 million, or $0.16 per diluted share, in the same period last year.

Adjusted EBITDA on a consolidated basis increased slightly to $6.8 million in the 2021 first quarter. Consolidated adjusted EBITDA margin declined 30 basis points to 9.0 percent in the 2021 first quarter.

Adjusted EBITDA attributable to Karat Packaging increased 14 percent to $6.1 million in the 2021 first quarter. Adjusted EBITDA margin attributable to Karat Packaging declined 30 basis points to 8.0 percent in the first quarter of 2021.

Net cash provided by operating activities increased to $5 million in the 2021 first quarter, primarily due to improvements in working capital, relative to the same period last year. Capital expenditures declined year-over-year, primarily as a result of the purchase of manufacturing equipment and construction of our facility in New Jersey last year.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

As Alan mentioned, we completed the initial public offering of our common stock on April 15 of this year, resulting in the issuance of 3.95 million shares at a public offering price of $16 per share. The IPO, along with the exercise of the overallotment option by the company’s lead underwriter, provided the company with gross proceeds of approximately $73 million. We used a portion of these proceeds to pay down an aggregate of $50 million in principal balance of our loan obligations.

I’ll now turn the call back to Alan for closing remarks, then we’ll be happy to answer any questions you may have.

Alan...

Alan Yu Remarks:

Thank you, Ann.

Our competitive position as a rapidly growing specialty distributor and select manufacturer of environmentally friendly, disposable foodservice products and related items has long served our customers and employees well. We believe that our profile as a publicly traded company only serves to enhance our value proposition in the marketplace. As a nimble supplier of a wide range of products for the foodservice industry, we believe that Karat Packaging has tremendous advantages that differentiate us from the competition.

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KRT 1Q21 Earnings Call Script FINAL	05-26-21

Our 2021 first quarter results delivered solid growth in revenue and gross profit, even as we worked through industry disruptions and cost pressures. We were pleased that sales demand picked up nicely toward the end of the first quarter, and we expect this strong demand to continue in the months ahead.

Before we begin the Q and A session, I want to personally thank the entire Karat team for their hard work and dedication to excellence. This is an exciting time for all of us, and you have our commitment to work diligently toward achieving our collective goal of growing our company and enhancing value for all of our stakeholders.

With that, I’ll turn the call over to the operator.

Operator...for Q&As

Alan Yu Closing Remarks Following Q-and-A Session:

Thank you, Operator. And thanks to everyone for joining us today, and for your support and interest in our company. We look forward to speaking with you again soon on our second quarter call.

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